UNITED STATES SECURITIES AND EXCHANGE COMMISSION Washington, DC 20549
FORM 8-K
CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported) June 28, 2008
A. T. CROSS COMPANY (Exact name of registrant as specified in its charter)
Rhode Island (State or other jurisdiction of incorporation)	1-6720 (Commission File Number)	05-0126220 (IRS Employer Identification No.)
One Albion Road, Lincoln, Rhode Island (Address of principal executive offices)	02865 (Zip Code)
Registrant's telephone number, including area code (401) 333 1200 N/A (Former name or former address if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 2 - Financial Information

Item 2.02 - Results of Operations and Financial Condition.

On July 23, 2008, the registrant issued the following press release announcing financial results for the three and six month periods ended June 28, 2008:

NEWS RELEASE
CONTACTS:	Kevin F. Mahoney Vice President, Finance and Chief Financial Officer 401-335-8470
Integrated Corporate Relations James Palczynski 203-682-8229

FOR IMMEDIATE RELEASE

A.T. CROSS COMPANY REPORTS STRONG

SECOND QUARTER RESULTS

Net Sales increase 18.5%

Income Increases 71% to $3.2 million

EPS doubles

Lincoln, RI - July 23, 2008 - A.T. Cross Company (AMEX: ATX) today announced financial results for the second quarter ended June 28, 2008.

Consolidated sales for the second quarter of 2008 increased 18.5% to $43.2 million compared to $36.5 million in the second quarter of 2007. The Cross Accessory Division (CAD), also referred to as the writing instruments and accessories segment, recorded revenue of $25.9 million, up 8.3% compared to the same period last year. The Company's optical segment, which now includes the Native Eyewear business, had a second quarter sales increase of 37.7% to $17.3 million, compared to the same period last year. This increase was driven both by continued strong growth for the Costa Del Mar brand as well as the contribution from Native.

Gross margin in the second quarter improved to 56.4% versus 56.1% in last year's second quarter. The Company noted that the gross margin improvement was the result of a mix shift toward the optical segment. The Company continues to expect to see full year gains in gross margin. Operating expenses were $21.2 million, or 49.0% of sales in the quarter, versus $18.6 million, or 50.9% of sales for the same period a year ago. This improvement was driven by an ongoing focus on cost control and the achievement of some economies of scale on the sales growth. Consolidated operating income in the second quarter was $3.2 million versus $1.9 in the second quarter of last year.

Net income for the second quarter was $1.9 million, or $0.12 per diluted share, compared to $990,000, or $0.06 per diluted share, last year.

David G. Whalen, President and Chief Executive Officer of A.T. Cross said, "We are very pleased with the continued and broad-based strength of our business despite a highly challenging market environment. We believe that our performance speaks to the power of our increasingly diversified group of brands and to the ongoing improvements we are making to our operating model. We remain on track to achieve our financial goals for the year and we have made excellent progress in advancing each of our core strategies. We have grown our accessories and writing instrument business, lowered our cost structure, grown our optical businesses, and successfully leveraged our recent acquisition."

Balance Sheet

At the end of the second quarter the Company had cash and cash equivalents of $14.4 million versus $13.8 million at this time last year. Accounts receivable increased by 25.6% to $30.3 million. Inventory at the end of the quarter was $31.1 million versus the year-ago level of $33.4 million. The Company noted it had achieved a net reduction of inventory even with the addition of $1.8MM of inventory for the Native business. The reduction was due to a $4.4 million improvement in the inventory position of the Cross Accessory Division. The Company's long term debt increased to $21.7 million versus $3.5 million at this time last year, due primarily to the Native acquisition.

Guidance

The Company stated that it believes it will achieve full year net sales growth of 9%-12% and its target for full year 2008 earnings per share in the range of $0.49 to $0.51.

Conference Call

The Company's management will host a conference call today, July 23, 2008 at 4:30 PM Eastern Time. Parties interested in participating in the conference call may dial-in at (888) 599-8693, while international callers may dial-in at (913) 312-1294. A live webcast of the call will be accessible on the Company's website at www.cross.com or www.viavid.net. The webcast will be archived for 30 days on these sites, while a telephone replay of the call will be available beginning at 7:30 PM Eastern Time on July 23, 2008 through July 30, 2008 at (888) 203-1112 or (719) 457-0820 for international callers, and entering the pass code of 3179364.

About A.T. Cross Company

Building on the rich tradition of its award-winning writing instruments and reputation for innovation and craftsmanship, A.T. Cross Company is a designer and marketer of branded personal and business accessories. Cross provides a range of distinctive products that appeal to a growing market of consumers seeking to enhance their image and facilitate their lifestyle. A.T. Cross products, including award-winning quality writing instruments, timepieces, business accessories and Costa Del Mar and Native Eyewear sunglasses, are distributed in retail and corporate gift channels worldwide. For more information, visit the A.T. Cross website at www.cross.com, the Costa Del Mar website at www.costadelmar.com and the Native Eyewear website at www.nativeyewear.com.

Statements contained in this release that are not historical facts are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 (including but not limited to statements relating to the expected continued strength of the consolidated business, the continued improvement in the Company's operating model, the expected attainment of the Company's financial goals, the expected continued strength of the Optical segment, and the expected success of new product introductions, brand extensions and the direct to consumer initiatives ). In addition, words such as "believes," "anticipates," "expects," and similar expressions are intended to identify forward-looking statements. These forward-looking statements are subject to risks and uncertainties, including but not limited to domestic and international economic market uncertainty, the continued increase in energy costs, the continued beneficial effect of foreign exchange on the Company's revenues, consumers' and retailers' reaction to the Company's existing and new writing instrument and accessory products, and the success of the direct to consumer initiatives, and are not guarantees since there are inherent difficulties in predicting future results. Actual results could differ materially from those expressed or implied in the forward-looking statements. The information contained in this document is as of July 23, 2008. The Company assumes no obligation to update any forward-looking statements contained in this document as a result of new information or future events or developments. Additional discussion of factors that could cause actual results to differ materially from management's expectations is contained in the Company's filings under the Securities Exchange Act of 1934.

(Tables to follow)
A. T. CROSS COMPANY
CONSOLIDATED SUMMARY OF OPERATIONS
(in thousands, except per share amounts)
(unaudited)

		Three Months Ended		Six Months Ended
		June 28,	June 30,	June 28,	June 30,
		2008	2007	2008	2007

	Net sales	$43,208	$36,476	$79,465	$69,048
	Cost of goods sold	18,835	16,022	35,121	30,222
	Gross Profit	24,373	20,454	44,344	38,826
	Selling, general and administrative expenses	18,664	16,462	35,398	32,341
	Service and distribution costs	1,867	1,335	3,518	2,789
	Research and development expenses	639	636	1,212	1,235
	Restructuring charges	-	143	-	295
	Operating Income	3,203	1,878	4,216	2,166
	Interest and other expense	(322)	(226)	(369)	(266)
	Income Before Income Taxes	2,881	1,652	3,847	1,900
	Income tax provision	1,008	662	1,372	787
	Net Income	$ 1,873	$ 990	$ 2,475	$ 1,113

	Net Income per Share:
	Basic	$0.12	$0.07	$0.16	$0.07
	Diluted	$0.12	$0.06	$0.16	$0.07

	Weighted Average Shares Outstanding:
	Basic	14,987	14,940	15,043	14,848
	Diluted	15,383	15,532	15,426	15,509

		Three Months Ended		Six Months Ended
		June 28,	June 30,	June 28,	June 30,
		2008	2007	2008	2007
Segment Data:	Cross Accessory Division
	Net Sales	$25,895	$23,906	$52,424	$48,599
	Operating Loss	(1,289)	(1,343)	(1,306)	(1,710)

Segment Data:	Cross Optical Group
	Net Sales	$17,313	$12,570	$27,041	$20,449
	Operating Income	4,492	3,221	5,522	3,876
A. T. CROSS COMPANY
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands, unaudited)

	June 28, 2008	June 30, 2007
Assets
Cash and cash equivalents	$ 14,424	$ 13,808
Accounts receivable	30,260	24,091
Inventories	31,077	33,367
Deferred income taxes	5,245	5,095
Other current assets	8,147	5,284
Total Current Assets	89,153	81,645

Property, plant and equipment, net	17,349	14,492
Goodwill	17,209	7,288
Intangibles and other assets	13,663	5,455
Deferred income taxes	8,444	8,748

Total Assets	$145,818	$117,628

Liabilities and Shareholders' Equity
Accounts payable and other current liabilities	$ 22,548	$ 20,451
Retirement plan obligations	2,297	2,178
Total Current Liabilities	24,845	22,629

Long-term debt	21,721	3,487
Retirement plan obligations	4,551	7,205
Deferred gain on sale of real estate	4,041	4,562
Other long-term liabilities	3,340	2,829
Accrued warranty costs	1,343	1,308
Shareholders' equity	85,977	75,608

Total Liabilities and Shareholders' Equity	$145,818	$117,628

For information at A.T. Cross contact:
Kevin F. Mahoney
Vice President, Finance and Chief Financial Officer
(401) 335-8470
kmahoney@cross.com

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

A. T. CROSS COMPANY (Registrant)
Date: July 23, 2008	KEVIN F. MAHONEY (Kevin F. Mahoney) Vice President, Finance Chief Financial Officer